ARTICLES OF DOMESTICATION

                                       OF

                           BAYWOOD INTERNATIONAL, INC.
                           ---------------------------



         1. Name. The name of the corporation is: Baywood International, Inc.

         2. Original Incorporation. The Corporation was originally incorporated in the State of Nevada and the date of its incorporation in that state was June 13, 1986.

         3. Documents Furnished. The official in charge of corporate filings in the jurisdiction in which the Corporation was previously incorporated will be provided with a copy of the Articles of Domestication filed in the State of Arizona.

         4. Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of Arizona, as they may be amended from time to time.

         5. Initial Business. The Corporation initially intends actually to conduct in the State of Arizona the business of Private Labeling and Direct Marketing. This Corporation is organized for the purpose of transacting any or all lawful business for which a corporation may be incorporated under the laws of the State of Arizona, as amended from time to time.

         6. Authorized Shares. The Corporation is authorized to issue fifty million (50,000,000) common shares with $0.001 par value, and ten million (10,000,000) preferred shares with a par value of $1.00. The Board of Directors of the Corporation are hereby authorized, to the fullest extent provided under Arizona law, to determine the preferences, limitations and relative rights of all classes and series of shares to be issued by the Corporation.

         7. Known Place of Business. The street address of the known place of business of the Corporation is:

                           14950 North 83rd Place, Suite 1
                           Scottsdale, Arizona 85260

         8. Statutory Agent. The name and address of the statutory agent of the Corporation is:

                  TITUS, BRUECKNER & BERRY, P.C.
                  Scottsdale Centre, Suite B-252
                  7373 N. Scottsdale Road
                  Scottsdale, Arizona 85253-3527
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         9. Board of Directors. The Board of Directors currently consists of six
(6) directors. The names and addresses of the persons who are serving as the directors until the next annual meeting of shareholders or until their successors are elected and qualify are:

         Name                               Address
         ----                               -------

         Glen Holt                          16102 Sandy Lane
                                            Encino, California 91436

         Stephen Kuehn                      4780 Dolphin Cay Lane, Unit 108
                                            St. Petersburg, Florida 33711

         Neil Reithinger                    15096 North 100th Way
                                            Scottsdale, Arizona 85260

         Karl Rullich                       9040 North 86th Place
                                            Scottsdale, Arizona 85258

         Dr. Michael Shapiro                3620 Lake Mendota Drive
                                            Madison, Wisconsin 53705

         Harvey Turner                      8180 East Shea Boulevard, Suite 1038
                                            Scottsdale, Arizona 85260

         The number of persons to serve on the Board of Directors thereafter shall be fixed by the Bylaws.

         10. Indemnification of Officers, Directors, Employees and Agents. The Corporation shall indemnify any person who incurs expenses by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

         11. Limitation of Liability. To the fullest extent permitted by Arizona law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) an unlawful distribution pursuant to A.R.S. ss. 10-833 or any amended or successor statute; or (iv) an intentional violation of criminal law. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.
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         12.  Adoption.  These  Articles of  Domestication  have been adopted in accordance with Arizona Revised Statutes Section 10-221. They were adopted by the Board of Directors of the Corporation on February 18, 1997, and by the shareholders of the Corporation on _____________.

         13. Acceptance of State Laws. Upon transfer of domicile of the Corporation to Arizona, the Corporation accepts and will be subject to the laws of Arizona.

         DATED as of this _____ day of ____________, 1997.

                                       BAYWOOD INTERNATIONAL, INC.



                                       By______________________________________


                                       Its_____________________________________


                                       ________________________________________
                                       Printed Name
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                  ACCEPTANCE OF APPOINTMENT BY STATUTORY AGENT

                           BAYWOOD INTERNATIONAL, INC.

         The undersigned hereby acknowledges and accepts the appointment as statutory agent of the above-named Corporation effective this _____ day of _____________, 1997.



                                                ________________________________
                                                Jon A. Titus
                                                TITUS, BRUECKNER, & BERRY, P.C.
                                                Scottsdale Centre, Suite B-252
                                                7373 N. Scottsdale Road
                                                Scottsdale, Arizona 85253-3527
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